Exhibit 10.1

November 21, 2005

CONFIDENTIAL – FOR SETTLEMENT PURPOSES ONLY

BY HAND DELIVERY

Sidney W. Lassen

Re:	Sizeler Property Investors, Inc.

Dear Sidney:

This letter agreement (the “Letter Agreement”), effective November 21, 2005, states the agreement with respect to all matters between you and Sizeler Property Investors, Inc. (“Sizeler” and the “Company”) (you and Sizeler together are the “Parties”) addressed herein.

In consideration of the mutual covenants and promises contained in this Letter Agreement, the receipt and sufficiency of which you and Sizeler hereby acknowledge, you and Sizeler, intending to be legally bound, agree as follows:

You have voluntarily resigned your employment with Sizeler, effective 2:00 p.m. EDT, November 21, 2005. As of the time of your resignation, you have had no further authority to act as an executive, officer, representative, or agent of Sizeler. At the same time, you voluntarily resigned as Chairman of the Board, although you will remain as a director of Sizeler.

Subject to the terms of this Letter Agreement, Sizeler agrees to pay you (i) in a lump sum, $666,261 and (ii) in a lump sum, the vested amounts payable under your Nonelective Deferred Compensation Agreement effective January 1, 2005, and the vested amounts payable under your Nonelective Deferred Compensation Agreement effective May 6, 1994, as amended by amendment thereto dated August 3, 2000, each as set forth on Schedule A hereto. In addition, Sizeler agrees that for a period of twenty-four months immediately following the execution

Sidney W. Lassen

November 21, 2005

of this Letter Agreement, it will reimburse you, upon your submission of appropriate documentation, for the premiums for a twenty-four month term life insurance policy, with a death benefit of $354,000.00, effective as of the date of this Letter Agreement. Sizeler further agrees that for a period of twenty-four months immediately following the execution of this Letter Agreement, it will pay your premiums for continuation of health care coverage under Sizeler’s group plan pursuant to COBRA; to the extent continuation of coverage is not available to you or you do not elect continuation of coverage, Sizeler agrees to pay you an amount equal to the cost of alternative comparable benefits, upon submission of appropriate documentation, up to a total maximum amount of $5,000.00. All payments referenced in this paragraph shall be subject to applicable withholding obligations. In addition, you will retain any and all rights you may have under the agreements and plans governing the unexercised portion of the stock options set forth on Schedule B hereto. The payments and other obligations stated in this paragraph, together with any payments previously made to you by Sizeler, satisfy in full all of Sizeler’s obligations to you with respect to your employment with Sizeler. The Company shall continue the Company’s obligation with regard to reimbursement of you for the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, in accordance with Section 7 of the severance agreement between you and Sizeler, dated February 9, 1994, amended and restated as of August 3, 2000.

You, on your behalf and on behalf of your heirs, successors, agents, executors, administrators, attorneys and assigns, hereby release and forever discharge Sizeler and any and all of Sizeler’s current and former affiliated entities, benefit plans, departments, officers, directors, executives, employees, representatives, administrators, agents, attorneys, affiliates, successors and assigns (the “Released Parties”), to the fullest extent allowed by law, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, liabilities, debts and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, whether known or unknown, suspected or unsuspected, which you now have, own, or hold, or claim to have, own, or hold, and which you at any time ever had, owned, or held, or claimed to have had, owned, or held, against any one or more of them for any reason relating to your status as a stockholder, director, officer, employee or agent of Sizeler in law or in equity, under the laws of the United States or any state or local jurisdiction, including, without limitation, any and all claims arising from or relating to your employment with Sizeler or the termination thereof through the date of this Letter Agreement, any claims relating

Sidney W. Lassen

November 21, 2005

to or arising under any employment contract, any employment statute or regulation, any employment discrimination law, including, without limitation, the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, and any other employment, civil rights, pension or labor law, contract law, tort law, or common law of the United States, or any state or local jurisdiction, including all claims for wages, salary, bonus, severance, commission, expenses, contributions to welfare or pension plans, or any other compensation or remuneration of any kind, but excluding (i) any claims arising under this Letter Agreement, and (ii) any obligation of Sizeler under its charter, bylaws, Indemnification Agreement dated January 25, 2001, or otherwise, to indemnify you in the event you are made a party to litigation as a result of your being an officer, director of Sizeler, employee or agent of Sizeler, or serving as a director, officer, employee, agent or trustee of any other entity at the request of Sizeler. You warrant that this is a GENERAL RELEASE, and that you have not assigned or transferred any claims covered hereby.

Without limiting the generality of the release contained in this Letter Agreement, you, on your behalf and on behalf of your heirs, legal representatives and assigns, further agree not to sue or otherwise institute or cause to be instituted, or solicit, encourage, or cause any other individual or entity to sue or otherwise institute or cause to be instituted, except as required by order of court or any agency of the United States or any state or local government, (and except any claims to enforce this Letter Agreement), the prosecution of any claim, complaint, or charge seeking damages against any of the Released Parties in any court, administrative agency, commission, or other forum of the United States or any state, local or other jurisdiction concerning any claims released herein, and you irrevocably and unconditionally waive any and all rights to recover any relief or damages in a civil suit brought against Sizeler or any of the Released Parties concerning claims released in this Letter Agreement.

Sizeler, on its behalf and on behalf of its subsidiaries, affiliated entities, benefit plans, departments, agents, administrators, attorneys and assigns, hereby releases and forever discharges you to the fullest extent allowed by law, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, liabilities, debts and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, whether known or unknown, suspected or unsuspected, which it now has, owns, or holds, or claims to have, own, or hold, and

Sidney W. Lassen

November 21, 2005

which it at any time ever had, owned, or held, or claimed to have had, owned, or held, against you for any reason relating to your status as a stockholder, director, officer, employee or agent of Sizeler in law or in equity, under the laws of the United States or any state or local jurisdiction, but excluding any claims arising under this Letter Agreement. You represent and warrant that any and all certifications you have made to Ernst & Young, L.L.P., the New York Stock Exchange and the Securities Exchange Commission are in all material respects true, accurate, and complete to the best of your knowledge, information and belief. You further agree that the release and discharge of claims set forth in this paragraph shall not apply to claims arising out of a breach of the representation set forth in the previous sentence, provided that the recipient of the certification takes independent action against you with respect to the certification.

Without limiting the generality of the release contained in this Letter Agreement, Sizeler, on its behalf and on behalf of its successors, legal representatives and assigns, further agrees not to sue or otherwise institute or cause to be instituted, or solicit, encourage, or cause any other individual or entity to sue or otherwise institute or cause to be instituted, except as required by order of court or any agency of the United States or any state or local government, (and except any claims to enforce this Letter Agreement), the prosecution of any claim, complaint, or charge seeking damages against you in any court, administrative agency, commission, or other forum of the United States or any state, local or other jurisdiction concerning any claims released herein, and Sizeler irrevocably and unconditionally waives any and all rights to recover any relief or damages in a civil suit brought against you concerning claims released in this Letter Agreement.

The Parties agree that this Letter Agreement shall not in any way be construed as an admission (1) by Sizeler or the Released Parties that any of them has acted wrongfully with respect to you or any other person or persons or that you have any rights whatsoever against any of them or (2) by you that you have acted wrongfully with respect to Sizeler or any other person or persons or that Sizeler or any other person or persons have any right whatsoever against you. Sizeler specifically disclaims any liability to or wrongful acts against you, or any other person or persons, each on the part of itself and any of the Released Parties. You specifically disclaim any liability to or wrongful acts against Sizeler, or any other person or persons.

This Letter Agreement sets forth the entire agreement and understanding between the Parties on the subject matter hereof, supersedes any

Sidney W. Lassen

November 21, 2005

prior negotiations and agreements on the subject matter hereof, and merges all prior discussions and negotiations between them. The Parties each represent that they are not relying on any promises, inducements, or oral or written statements or representations other than those in this Letter Agreement.

Each Party acknowledges that it or he has read and understands this Letter Agreement and executes it knowingly, voluntarily and without coercion. Each Party further acknowledges that it or he has consulted with an attorney prior to executing this Letter Agreement. You acknowledge that you have been given a period of at least twenty-one days within which to consider and execute this Letter Agreement, unless you voluntarily choose to execute this Letter Agreement before the end of the twenty-one day period. You further specifically represent that, in the event you elect to execute this Letter Agreement before the end of the twenty-one day period, you do not require twenty-one days to consider this Letter Agreement and that the amount of time you have taken to consider this Letter Agreement is sufficient to understand its terms and make an informed decision to accept or decline the Letter Agreement. You understand that you have seven days following your execution of this Letter Agreement to revoke your release of claims under the Age Discrimination in Employment Act. For such revocation to be effective, written notice of revocation must be delivered directly to Mark Saudek of Hogan & Hartson L.L.P., 111 South Calvert Street, Baltimore, Maryland 21202, fax 410/539-6981, no later than the seventh calendar day after you sign this Letter Agreement. If you revoke your release of claims under the Age Discrimination in Employment Act, this Letter Agreement immediately shall become voidable, in the sole discretion of Sizeler. No payments shall be made under the terms of this Letter Agreement until the seven day revocation period described in this paragraph has expired without revocation by you.

This Letter Agreement may be amended, modified, or supplemented only by a written instrument executed by the Parties, and shall be binding upon their respective heirs, beneficiaries, and successors and assigns. This Letter Agreement shall be governed by and construed under the laws of the State of Louisiana, exclusive of any choice of law rules.

This Letter Agreement may be executed in counterparts, and each executed counterpart shall be deemed an original document.

Sidney W. Lassen

November 21, 2005

For the above-stated reasons, the Parties, after carefully reading the provisions of this Letter Agreement declare that they understand this Letter Agreement and willingly accept and agree to the terms stated herein by executing this Letter Agreement.

Sincerely,

Sizeler Property Investors, Inc.

By:	/s/ Thomas A. Masilla, Jr.
Thomas A. Masilla, Jr.
President & COO

AGREED:

/s/ Sidney W. Lassen
Sidney W. Lassen

Date: November 21, 2005

Exhibit 10.1

SCHEDULE A

Agreement	Amount Accrued and Payable*	Date on which Payment is Due**
Nonelective Deferred Compensation Agreement effective January 1, 2005	$1,278,591.80	November 21, 2005

Nonelective Deferred Compensation Agreement effective May 6, 1994, as amended by amendment thereto dated August 3, 2000	$35,915.99	Six months from date of execution of this Letter Agreement

*	Amounts stated herein reflect current market value as of October 31, 2005. Amounts to be paid shall be adjusted to reflect actual current market value of each accounts on the date on which payment becomes due.
**	Payment shall be made within seven days of the Date on which Payment is Due.

Exhibit 10.1

SCHEDULE B

1986 Stock Option Plan

		TYPE OF OPTION/ NUMBER OF SHARES			EXERCISE INFORMATION
DATE OF GRANT	Expiration Date	ISO	NQSO	Total	Price	Exercisable Date(s)	# Shs	# Shs Exercised	# Shs Remaining
5/10/96	5/9/06	23,188	6,812	30,000	8.6250	5/10/97	15,000	15,000	0
						5/10/98	15,000	8,188	6,812

Total 1986 Plan		23,188	6,812	30,000			30,000	23,188	6,812

1996 Stock Option Plan

		TYPE OF OPTION/ NUMBER OF SHARES			EXERCISE INFORMATION
DATE OF GRANT	Expiration Date	ISO	NQSO	Total	Price	Exercisable Date(s)	# Shs	# Shs Exercised	# Shs Remaining
1/30/97	1/29/07	9,756	20,244	30,000	10.2500	1/30/98	15,000		15,000
						1/30/99	15,000		15,000

2/4/98	2/3/08	9,091	25,909	35,000	11.0000	2/04/99	17,500		17,500
						2/04/00	17,500		17,500

2/5/99	2/4/09	11,940	18,060	30,000	8.3750	2/05/00	15,000		15,000
						2/05/01	15,000		15,000

2/3/00	2/2/10	12,500	22,500	35,000	8.0000	2/3/01	17,500		17,500
						2/3/02	17,500		17,500

2/8/01	2/7/11	11,806	23,194	35,000	8.4700	2/8/02	17,500		17,500
						2/8/03	17,500		17,500

3/15/02	3/14/12	10,428	24,572	35,000	9.5900	3/15/03	17,500		17,500
						3/15/04	17,500		17,500

Total 1996 Plan		65,521	134,479	200,000			200,000	0	200,000

Grand Totals		88,709	141,291	230,000			230,000	23,188	206,812